Exhibit 5.1

September 8, 2010

Synopsys, Inc.

700 East Middlefield Road

Mountain View, California 94043

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Synopsys, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about September 8, 2010 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,028,139 shares (the “Shares”) of the Company’s Common Stock (the “Stock”). The Shares are subject to issuance by the Company upon exercise of stock appreciation rights and settlement of restricted stock units granted under Virage Logic Corporation 2002 Equity Incentive Plan, as amended (the “Plan”), which has been assumed by the Company in accordance with the terms of an Agreement and Plan of Merger dated as of June 9, 2010 (the “Merger Agreement”), by and among the Company, a wholly owned subsidiary of the Company, and Virage Logic Corporation (collectively, the “Assumed Awards”). In rendering this opinion, we have examined the following:

(1)	the Company’s Restated Certificate of Incorporation, as filed with the Commission as an exhibit to the Form 10-Q (Commission File No. 000-19807) on September 15, 2003 and certified as current, true and complete by an officer of the Company on September 8, 2010;

(2)	the Company’s Amended and Restated Bylaws, as filed with the Commission as an exhibit to the Form 8-K (Commission File No. 000-19807) on June 3, 2009 and certified as current, true and complete by an officer of the Company on September 8, 2010;

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference, including but not limited to the Plan documents;

(4)	the Prospectus prepared in connection with the Registration Statement;

Synopsys, Inc.

September 8, 2010

(5)	resolutions furnished to us by the Company, that the Company has represented to us were adopted by written consent on April 7, 2010 and at a meeting of the Company’s Board of Directors on June 2-3, 2010;

(6)	the stock records that the Company has provided to us (verifying the number of the Company’s issued and outstanding shares of capital stock and the number of outstanding options, warrants and other rights to purchase capital stock of the Company that were prepared by the Company);

(7)	the Merger Agreement and all exhibits thereto, as well as the Certificate of Merger filed with the Delaware Secretary of State on September 2, 2010; and

(8)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and representations made to us by representatives of the Company and have assumed the current accuracy and completeness of the information obtained from such documents and representations. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California, of the Delaware General Corporation Law, and the Delaware Constitution regarding the powers of corporations and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the Shares that may be issued and sold by the Company upon the exercise or settlement of the Assumed Awards, when issued, sold and delivered in accordance with the applicable Plan and purchase agreements entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

/s/ FENWICK & WEST LLP